FOR IMMEDIATE RELEASE

LAURA MARRIOTT JOINS NEOMEDIA BOARD OF DIRECTORS

Former Mobile Marketing Association President Brings Invaluable Expertise as Company Positions for Growth

ATLANTA, Georgia, January 7, 2009 – NeoMedia Technologies, Inc. (OTC BB: NEOM), the global leader in camera-initiated transactions for mobile devices, today announced that Laura Marriott, former president of the Mobile Marketing Association (MMA) (www.mmaglobal.com), has joined its Board of Directors. Marriott brings a wealth of expertise in mobile marketing to NeoMedia that will contribute to the company’s growth and help strengthen its leadership position as a provider of 2D barcode scanning solutions, enabling new revenue opportunities for brand agencies, mobile operators and handset manufacturers.

As a board member, Marriott will bring an unrivaled knowledge of mobile marketing to help NeoMedia clear obstacles to market development and establish best practices for sustainable growth.

“I am a strong believer that the 2D mobile barcode industry is at a tipping point and I am excited to be joining NeoMedia at such an important time,” said Laura Marriott.  “Advertisers have a ground breaking opportunity ahead of them as 2D mobile barcoding becomes ubiquitous, enabling powerful, easy to use new forms of customer interaction never experienced through traditional media.”

“We are honored to have such a prestigious mobile marketing authority as Laura join our Board,” said Iain McCready, CEO of NeoMedia Technologies. “With her proven track record of leadership, dedication and the ability to create and execute on programs with measurable results, Laura’s contribution will help to position NeoMedia at the forefront of this exciting industry as it gears up for rapid growth.”

Laura Marriott served as president of the MMA, where she led the global association in its charter to drive the adoption of the mobile channel for marketing purposes. During her tenure, the MMA membership experienced astounding growth, established global headquarters and regional chapters throughout the world, and developed guidelines for the industry. Earlier this year, Marriott was named one of the industry’s Top 10 Women in Wireless by FierceMarkets. Marriott has more than seventeen years of experience in the high-tech industry in the areas of business development, product management and marketing.

About NeoMedia Technologies
NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content.  Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers. NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide.

The company’s mobile phone technology, NeoReader, reads and transmits data from  1-D, and 2-D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1-D and 2-D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably. NeoMedia provides the industrial and carrier-grade infrastructure to enable reliable, scalable, and billable commerce. NeoMedia was founded in 1989, and is based in Atlanta, USA. It currently has 30 active patents spanning 13 countries, with 29 additional patents pending.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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Vivian Kelly
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